SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            - - - - - - - - - - - - -

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 1, 1998

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                1-13105           43-0921172
        (State or other       (Commission File    (I.R.S. Employer
        jurisdiction of            Number)         Identification No.)
        incorporation)


      CityPlace One, Suite 300, Creve Coeur, Missouri      63141
      (Address of principal executive offices)          (Zip code)


Registrant's telephone number, including area code:
(314) 994-2700

Item 7 of the Registrant's Current Report on Form 8-K dated June 1, 1998 is hereby amended as set forth below. The exhibits referenced therein are not amended hereby.

As previously reported on a Current Report on Form 8-K dated June 1, 1998, Arch Coal, Inc. (the "Company" or "Arch Coal") acquired Atlantic Richfield Company's ("ARCO's") Colorado and Utah coal operations and simultaneously combined the acquired ARCO operations and the Company's Wyoming operations with ARCO's Wyoming operations in a new joint venture to be known as Arch Western Resources, LLC ("Arch Western").


Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits.
         -----------------------------------------

      (a) The following consolidated financial statements of ARCO Coal Company are filed as part of this amendment to Current Report on Form 8-K:


            ARCO Coal and subsidiaries
            --------------------------
            Report of Coopers & Lybrand LLP, Independent Auditors;

            Consolidated Balance Sheet at December 31, 1997 and 1996;

            Consolidated Statement of Income for the years ended December 31, 1997, 1996 and 1995;

            Consolidated Statement of Cash Flows for the years ended December 31, 1997, 1996 and 1995;

            Notes to Consolidated Financial Statements;

            Consolidated Balance Sheet at March 31, 1998 (unaudited) and December 31, 1997;

            Consolidated Statement of Income for the three month periods ended March 31, 1998 and 1997 (unaudited);

            Consolidated Statement of Cash Flows for the three month periods ended March 31, 1998 and 1997 (unaudited); and Notes to Consolidated Financial Statements.

                           ARCO COAL AND SUBSIDIARIES
                                     -------



                              FINANCIAL STATEMENTS

                          as December 31, 1997 and 1996
      and for each of the three years in the period ended December 31, 1997

Report of Independent Accountants



To the Stockholder of ARCO Coal:

We have audited the accompanying consolidated balance sheet of ARCO Coal and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ARCO Coal and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.
Denver, Colorado
April 7, 1998


                          ARCO COAL AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (THOUSANDS OF DOLLARS)



                                                            DECEMBER 31,

                                                        1997           1996
ASSETS

Current assets:
     Accounts receivable                             $ 37,769       $ 32,234
     Mine supply inventory                             28,303         25,354
     Coal inventory                                     3,812          1,827
     Prepaid expense and other current assets           3,987          1,583
                                                     ---------      ---------

            Total current assets                       73,871         60,998
                                                     ---------      ---------

Property, plant and equipment:
     Plant and equipment                              230,169        201,495
     Land and mineral rights                           80,217         79,769
     Mine development                                  40,586         40,586
                                                     ---------      ---------
            Total                                     350,972        321,850
     Less accumulated depreciation, depletion
         and amortization                             (86,121)       (89,681)
                                                     ---------      ---------
     Net property, plant and equipment                264,851        232,169

Investments                                           539,972        574,320
Other long-term assets                                  7,161          6,475
                                                     ---------      ---------

Total assets                                         $885,855       $873,962
                                                     =========      =========

LIABILITIES AND EQUITY

Current liabilties:
     Accounts payable                                $ 21,944       $ 10,203
     Taxes payable other than income                   25,351         27,847
taxes
     Other accrued liabilities                         22,816         17,243
                                                     ---------      ---------

            Total current liabilities                  70,111         55,293

Deferred income taxes                                  92,030         89,383
Other deferred liabilities and                         70,225         70,958
credits
                                                     ---------      ---------

            Total liabilities                         232,366        215,634

ARCO equity investment                                653,489        658,328
                                                     ---------      ---------

Total liabilities and equity                         $885,855       $873,962
                                                     =========      =========

  The accompanying notes are an integral part of these financial statements.

                           ARCO COAL AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                             (THOUSANDS OF DOLLARS)

                                                                   YEARS ENDED DECEMBER 31,

                                                           1997             1996             1995
REVENUES

     Coal sales                                         $ 343,824        $ 391,290        $ 384,362
     Income from equity investments                         7,077                -                -
     Other revenues                                        37,361            4,219            3,247
                                                        ----------       ----------       ----------

          Total revenues                                  388,262          395,509          387,609
                                                        ----------       ----------       ----------


COSTS AND EXPENSES

     Cost of coal sales                                   254,473          227,664          212,107
     Selling, general and administrative expenses          19,943           22,699           21,882
     Depreciation, depletion and amortization              15,777           34,785           34,052
     Taxes other than income taxes                         55,139           63,360           63,309
                                                        ----------       ----------       ----------

          Total costs and expenses                        345,332          348,508          331,350
                                                        ----------       ----------       ----------

Income before income tax provision                         42,930           47,001           56,259

Income tax provision                                       11,230            9,193           12,728
                                                        ----------       ----------       ----------

Net income                                              $  31,700        $  37,808        $  43,531
                                                        ==========       ==========       ==========




             The accompanying notes are an integral part of these financial statements.

                           ARCO COAL AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)


                                                                      YEARS ENDED DECEMBER 31,

                                                                    1997        1996        1995
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                                   $ 31,700    $ 37,808    $ 43,531
     Adjustments to reconcile net income to net
        cash provided by operating activities:
          Depreciation, depletion and amortization                  15,777      34,785      34,052
          Income from equity investments                            (7,077)          -           -
          Elimination of intercompany profit                        (6,000)          -           -
          Dividends from equity investments                         13,824           -           -
          Gain on asset sales                                       (4,024)       (838)       (493)
          Cash payments less (greater) than
              noncash provisions                                     (733)       2,886       3,644
          Deferred income taxes                                      2,647      (1,693)      1,543
          Changes in working capital accounts (a)                    1,945       5,205       3,058
          Other                                                        152        (613)       (912)
                                                                  ---------   ---------   ---------

             Net cash provided by operating activities              48,211      77,540      84,423
                                                                  ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Additions to property, plant and                              (51,850)    (21,445)    (23,225)
equipment
     Proceeds from sales of property, plant
        and equipment                                                5,891         877         526
     Investments                                                    33,601    (412,642)     (3,700)
     Other                                                             686       2,217       1,210
                                                                  ---------   ---------   ---------

             Net cash used by investing activities                 (11,672)   (430,993)    (25,189)
                                                                  ---------   ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net settlement with ARCO                                        36,539    (353,453)     59,234
                                                                  ---------   ---------   ---------

             Net cash provided (used) by financing activities       36,539    (353,453)     59,234
                                                                  ---------   ---------   ---------
Net change in cash                                                       -           -           -
      Cash at beginning of year                                          -           -           -
                                                                  ---------   ---------   ---------
      Cash at end of year                                         $      -    $      -    $      -
                                                                  =========   =========   =========




(a) Changes in working capital - increase (decrease) to cash:
      Accounts receivable                                          ($5,535)    $10,343     ($8,804)
      Inventories                                                   (4,934)       (678)      2,414
      Accounts payable                                              11,741      (9,698)      4,367
      Other working capital                                            673       5,238       5,081
                                                                  ---------   ---------   ---------
                                                                  $  1,945    $  5,205    $  3,058
                                                                  =========   =========   =========


               The accompanying notes are an integral part of these financial statements.

                           ARCO COAL AND SUBSIDIARIES

1.   BASIS OF PRESENTATION

              The accompanying consolidated financial statements include the U.S. operations and related subsidiaries of Atlantic Richfield Company's ("ARCO") coal division. This division operates businesses engaged in the mining of coal in Wyoming, Utah and Colorado. Coal is marketed throughout the United States and into select export markets.

              The consolidated entity as described above is referred to as ARCO Coal and Subsidiaries, ("ARCO Coal" or the "Company") in the accompanying consolidated financial statements and includes the assets and liabilities of the U.S. operations of ARCO's coal division, as well as the assets and liabilities of the following subsidiaries: ARCO Coal Sales Company, ARCO Coal Terminal, ARCO Uinta Coal Company, Mountain Coal Company, Delta Housing, Inc. and Thunder Basin Coal Company L.L.C., along with revenues and expenses attributable to those U.S. operations and the subsidiaries recorded at ARCO's historical cost. The consolidated entity also includes its equity investments in Canyon Fuel Company L.L.C. ("Canyon Fuel") and CH-Twenty, Inc. ("CH-Twenty").

              In addition, the consolidated financial statements include the allocation from ARCO of direct and indirect corporate overhead costs attributable to ARCO Coal. The methods by which such amounts are attributed or allocated are deemed reasonable by management (See Note 4). All significant transactions between these entities have been eliminated.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Mine Supply Inventory

              Mine supply inventory is valued using the average cost method and is stated at the lower of cost or net realizable value.

Coal Inventory

              Coal inventory is valued using the first-in-first-out ("FIFO") cost method and is stated at the lower of cost or market. Coal inventory costs include labor, equipment costs and operating overhead.

Property, Plant and Equipment

              Additions to property, plant and equipment are recorded at cost. Maintenance and repair costs are expensed as incurred. Mine development costs are capitalized and amortized on the units-of production method. Depletion of mineral properties is computed by the units-of-production method based on estimated recoverable tonnage.

              The Company pays royalties to certain landowners and holders of mineral interests for the rights to perform mining activities. Funds advanced to landowners are capitalized and expensed as a component of cost of coal sales based on the terms of the underlying lease agreements as the coal is mined.

              Depreciation and amortization of other property, plant and equipment is computed by either the straight-line method (3 to 20 years) over the expected life of the asset or the units-of-production method, depending upon the type of asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. At December 31, 1997, and 1996, approximately $44 million of fully depreciated plant and equipment remains in service and is reflected on the balance sheet. Upon disposal of assets depreciated on an individual basis, residual cost less salvage value is included in current income.

                           ARCO COAL AND SUBSIDIARIES

Impairment of Long-Lived Assets

              Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The measurement and recording of an impairment loss is based on the fair value of the asset, which is computed using estimated future discounted cash flows.

              Estimated future net cash flows from each mine are calculated using estimates of proven and probable coal reserves, estimated future sales prices (considering historical and current prices, price trends and related factors), production costs, capital and reclamation costs.

              The Company's estimates of future cash flows are subject to risks and uncertainties. Therefore, it is possible that changes could occur which may affect the recoverability of the Company's investments in plant and equipment, land and mineral rights and other assets.

Income Taxes

              The  Company's   results  of   operations   are  included  in  the
consolidated U.S. federal income tax return of ARCO. Federal and state income tax expense is computed on a stand-alone return basis.

              The Company has adopted SFAS No. 109, "Accounting for Income Taxes," for all periods presented in these financial statements. Under the asset and liability method prescribed by SFAS No. 109, deferred taxes are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Reclamation and Mine Closing Costs

              Accruals for the estimated cost of future mine closings of currently active mines are established on the basis of a per-ton rate as part of the production cost while coal is being mined. Ongoing reclamation costs of surface mines are expensed as incurred.

Revenue Recognition

              Coal sales are recognized at contract prices at the time of title transfer. Revenue other than from coal sales is included in other revenues and is recognized as services are performed or otherwise earned. Included in other revenues in 1997 is approximately $22 million from a litigation settlement.

Earnings Per Share

              Earnings  per  share  has  been  omitted  from  the   consolidated
statement of income because the Company was not a separate entity with its own capital structure.

Use of Estimates

              The  preparation  of  financial   statements  in  conformity  with
generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities

                           ARCO COAL AND SUBSIDIARIES
and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   INVESTMENTS

Canyon Fuel

              Effective December 20, 1996, the Company acquired a 65% interest in Canyon Fuel, which owns three coal mines in Utah, for approximately $411 million in cash. The Company's ownership interest does not allow it complete control of Canyon Fuel because of certain provisions in the joint venture agreement establishing Canyon Fuel. Therefore, the Company uses the equity method of accounting for its investment in Canyon Fuel.

              The purchase price was allocated to assets and liabilities based upon their fair market values with the remaining purchase price of $257 million allocated to mineral rights. The purchase price allocated to the mineral rights will be depleted under the units-of-production method over the lives of the coal reserves that underlie those mineral rights.

              Canyon Fuel's results of operations are reflected in the equity investment account from the acquisition date. There is no material difference between the amount of underlying net assets and the amount at which the equity investment is carried at December 31, 1997, and 1996.

              The following table presents the valuation of 100% of Canyon Fuel's assets and liabilities on the effective date of the purchase transaction:

                                                        (Thousands of Dollars)
               ASSETS ACQUIRED:
                       Current assets                         $   81,545
                       Land                                        2,118
                       Mineral rights                            256,993
                       Plant and equipment                       138,268
                       Other noncurrent assets                   190,646
                                                              -----------
                          Total                                  669,570
                                                              -----------

               LIABILITIES ASSUMED:
                       Current liabilities                        18,851
                       Federal lease payment                       5,432
                       Accrued postretirement benefits             5,580
                       Accrued pneumoconiosis                      5,892
                       Accrued mine closing costs                  2,057
                                                              -----------
                          Total                                   37,812

               Total cash paid                                $  631,758
                                                              -----------

               ARCO Coal's share of cash paid                 $  410,644
                                                              ===========

                           ARCO COAL AND SUBSIDIARIES

              The following table presents summarized financial information for Canyon Fuel:


                                                               PERIOD FROM
                                                                INCEPTION
                                                              (DECEMBER 20,
                                                                 1996, TO
                                                               DECEMBER 31,
                                                                   1997)
                                                             ---------------
                                                              (Thousands of
                                                                 Dollars)

    Revenues                                                 $     254,956
    Total costs and expenses                                       233,688
                                                             --------------
    Net income                                               $      21,268
                                                             ==============

    ARCO Coal's equity in net income of Canyon Fuel          $      13,824
                                                             ==============

    Cash distributions received from Canyon Fuel             $      48,750
                                                             ==============

                                                             AT DECEMBER 31,
                                                                  1997
                                                             --------------

    Current assets                                           $      70,213
    Noncurrent assets                                              555,201
    Current liabilities                                             30,058
    Noncurrent liabilities                                          17,330
    Stockholders' equity                                           578,026


              Pro forma net income, prepared to give effect as if the acquisition of the interest in Canyon Fuel had occurred on January 1, 1996, is $37,710 (unaudited) for the year ended December 31, 1996. The pro forma adjustments included in this amount are based on assumptions and estimates and are not necessarily indicative of the results of operations of the Company as they might have been or as they may be in the future.

CH-Twenty, Inc.

              Effective December 27, 1996, in exchange for 100 shares of common stock of CH-Twenty, a subsidiary of ARCO, the Company conveyed to CH-Twenty certain assets associated with the operation of the Black Thunder Coal Mine. The value of the CH-Twenty common stock recorded on the Company's books was the net book value of the assets conveyed to CH-Twenty, of $164 million. The 100 shares represent a 28.5% ownership interest in CH-Twenty and, accordingly, ARCO Coal is accounting for its investment in CH-Twenty using the equity method. The Company's share in the equity of CH-Twenty at December 31, 1997, was $244 million. The difference between the book value of the investment and the Company's share in the equity is being amortized over 40 years.

              The Company has entered into a ten-year lease agreement with Little Thunder Leasing Company, a related party, for the use of the assets conveyed to CH-Twenty. ARCO's equity loss in CH-Twenty has been adjusted to reflect primarily the elimination of the intercompany profit related to the lease.

                           ARCO COAL AND SUBSIDIARIES

              The following table presents summarized financial information for CH-Twenty, Inc.:

                                                               YEAR ENDED
                                                           DECEMBER 31, 1997
                                                           ------------------
                                                             (Thousands of
                                                                 Dollars)
   Revenues                                                   $   252,543
   Loss before income tax benefit                                  (4,474)
   Net loss                                                        (2,617)
   ARCO Coal's equity in net loss of CH-Twenty, Inc.                 (747)
   ARCO Coal's adjusted net loss in CH-Twenty, Inc.                (6,747)

                                                          AT DECEMBER 31,
                                                  ----------------------------
                                                       1997           1996
                                                  -------------  -------------
      Current assets...........................   $  1,095,647   $  1,030,196
      Noncurrent assets........................        365,964        359,054
      Current liabilities......................        120,615        102,385
      Long-term debt -- related party..........         26,329         26,329
      Noncurrent liabilities...................        310,418        243,306
      Redeemable preferred stock...............        150,000        150,000
      Stockholders' equity.....................        854,249        857,399

4.   CHANGES IN ARCO EQUITY INVESTMENT, ALLOCATIONS AND RELATED PARTY
     TRANSACTIONS

              The ARCO equity investment reflects the historical activity between ARCO and the Company. Transactions with ARCO are settled immediately through the ARCO equity investment and there are no amounts due to or from ARCO at the end of any period. An analysis of the changes in the ARCO equity investment is as follows:

                                                      1997           1996           1995
                                                  -----------    -----------    -----------
                                                            (Thousands of Dollars)
   Beginning ARCO equity investment               $  658,328     $  267,067     $  282,770
                                                  -----------    -----------    -----------
   Net income                                         31,700         37,808         43,531
                                                  -----------    -----------    -----------
   Settlements with ARCO:
      Purchase of Canyon Fuel (a)                          -        410,644              -
      Cash distribution from Canyon Fuel             (48,750)             -              -
      ARCO allocations (b)                             8,987          9,076          8,300
      Tax settlements (c)                              8,583         10,886         11,185
      Other cash transactions, net (d)                (5,359)       (77,153)       (78,719)
                                                  -----------    -----------    -----------
      Total settlements with ARCO                    (36,539)       353,453        (59,234)
                                                  -----------    -----------    -----------
   Ending ARCO equity investment                  $  653,489     $  658,328     $  267,067
                                                  ===========    ===========    ===========

(a) The Company acquired a 65% interest in Canyon Fuel in December 1996.




                                       12



                           ARCO COAL AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)




(b) ARCO provides services, including insurance, aviation, legal, financial, internal audit and other functions. Charges for these services and benefits have been allocated based on usage or other methods that management believes to be reasonable.

(c) Current federal and state income taxes have been settled with ARCO.

(d) ARCO uses a centralized cash transfer system (noninterest bearing) for its domestic operating divisions, under which cash receipts of the Company are submitted to ARCO and cash disbursements are funded by ARCO.

5.   CURRENT LIABILITIES

              Taxes payable other than income taxes were as follows at December 31:

                                                  1997            1996
                                               -----------     -----------
                                                 (Thousands of Dollars)
     Production/severance                      $   17,796      $   19,535
     Federal reclamation/pneumoconiosis             4,585           5,276
     Property                                       2,548           2,639
     Other                                            422             397
                                               -----------     -----------
          Total                                $   25,351      $   27,847
                                               ===========     ===========


              Other accrued liabilities were as follows at December 31:


                                                   1997           1996
                                               -----------     -----------
                                                  (Thousands of Dollars)

     Wages and related benefits                 $   7,590      $    8,604
     Reduction in work force (see note 11)          9,943           3,607
     Royalties                                      2,688           2,912
     Postretirement benefits                        2,000           2,000
     Other                                            595             120
                                                ----------     -----------
         Total                                  $  22,816      $   17,243
                                                ==========     ===========


6.   OTHER DEFERRED LIABILITIES AND CREDITS

              Other deferred liabilities and credits were as follows at December
31:

                                                    1997           1996
                                                ----------      ----------
                                                  (Thousands of Dollars)

     Pension and postretirement benefits        $  28,588       $  30,344
     Reclamation and mine closure reserve          30,641          30,379
     Other                                         10,996          10,235
                                                ==========      ==========
            Total                               $  70,225       $  70,958
                                                ==========      ==========

                           ARCO COAL AND SUBSIDIARIES

7.   TAXES

              The components of the income tax provision were the following for the years ended December 31:

                                                   1997            1996            1995
                                               ------------    ------------    ------------
                                                         (Thousands of Dollars)
          Federal:
              Current (parent)                 $     8,862     $    10,886     $    11,185
              Deferred                                 458          (1,620)          1,216
                                               ------------    -----------     -----------
                  Total federal                      9,320           9,266          12,401
          State:
              Current (parent)                        (279)              -               -
              Deferred                               2,189             (73)            327
                                               ------------    ------------    ------------
                  Total state                        1,910             (73)            327
                                               ------------    ------------    ------------
          Total income tax provision           $    11,230     $     9,193     $    12,728
                                               ============    ============    ============

              The state tax provision is net of state tax credits of $1,369,000, $980,000 and $1,064,000 in the years 1997, 1996 and 1995, respectively.

              The major components of the net deferred tax liability were as follows at December 31:

                                                           1997               1996
                                                       ------------       ------------
                                                            (Thousands of Dollars)

         Depreciation, depletion and amortization      $   (61,506)       $   (63,290)
         Investments                                       (61,327)           (43,615)
                                                       ------------       ------------
              Total deferred tax liabilities              (122,833)          (106,905)

         Postretirement benefits                            10,710             10,395
         Alternative minimum tax credit                     12,112                  -
         Other                                               7,981              7,127
                                                       ------------       ------------
              Total deferred tax assets                     30,803             17,522
                                                       ------------       ------------
         Net deferred income tax liability             $   (92,030)       $   (89,383)
                                                       ============       ============

              Reconciliation of income tax expense with tax at the federal statutory rate is as follows for the years ended December 31:

                                                              1997            1996          1995
                                                          -----------     -----------    -----------
                                                                    (Thousands of Dollars)
        Income before income tax provision                $   42,930      $   47,001     $   56,259
                                                          -----------     -----------    -----------

        Tax at 35%                                        $   15,025      $   16,450     $   19,691
        Increase (reduction) in taxes resulting from:
        Depletion                                             (5,468)         (7,735)        (7,700)
        State income taxes (net of federal effect)             1,241             (47)           213
        Other                                                    432             525            524
                                                          -----------     -----------    -----------
        Provision for income taxes                        $   11,230      $    9,193     $   12,728
                                                          ===========     ===========    ===========

                           ARCO COAL AND SUBSIDIARIES

              Taxes other than income taxes comprised the following for the years ended December 31:

                                                 1997          1996             1995
                                              ----------    -----------     -----------
                                                        (Thousands of Dollars)
        Federal reclamation fees              $  14,752     $   16,545      $   14,799
        Pneumoconiosis                           13,516         15,437          15,066
        Severance                                13,131         15,390          17,002
        Production/ad valorem                    10,206         12,326          12,977
        Property and other                        3,534          3,662           3,465
                                              ----------    -----------     -----------
            Total                             $  55,139    $    63,360      $   63,309
                                              ==========    ===========     ===========


8.   COMMITMENTS AND CONTINGENCIES

              The Company has certain commitments, including those related to the acquisition, construction and development of facilities all made in the normal course of business. The Company is also the subject of or party to a number of pending or threatened legal actions for which the legal responsibility and financial impact cannot presently be ascertained. On the basis of management's best assessment of the ultimate amount and timing of these events, such expenses or judgments arising from any of these suits, or from any of the proceedings described above, are not expected to have a material adverse effect on the Company's consolidated financial statements.

              All of the Company's operations are subject to reclamation and closure requirements. The Company monitors these requirements and evaluates its accruals for reclamation and closure regularly. The accrued liability is included in other deferred liabilities and credits on the balance sheet. At December 31, 1997, the Company had $15 million of surety bonds issued by an insurance company and an additional $108 million of surety bonds guaranteed by ARCO to collateralize reclamation commitments.

              Other long-term assets consist of an approximate 5% investment in Los Angeles Export Terminal, Inc. ("LAXT"). The Company's investment is recorded at cost, which approximates its fair value of $7 million as of December 31, 1997. LAXT is currently experiencing issues with respect to its near term future throughput volumes due to contemplated reductions in coal purchases by Japanese utilities from western U.S. coal suppliers. Major reductions in LAXT's throughput may result in negative cash flows, as well as the inability to obtain the financing necessary to construct coke handling facilities which are required in order to comply with LAXT's operating permit. If the throughput issues are not satisfactorily resolved in a timely manner, there can be no assurance that the Company's investment in LAXT will be recoverable. This recoverability issue also applies to the Company's share of Canyon Fuel's nine percent interest in LAXT.

9.   RETIREMENT PLANS

              Essentially all employees are covered by defined benefit pension plans sponsored by ARCO, Thunder Basin Coal Company or Mountain Coal Company. The benefits are based on years of service and the employee's compensation, primarily during the last three years of service. The funding policy for each of the pension plans is to make annual contributions as required by applicable regulations. Qualified benefit plans are funded through contributions to trust funds kept apart from Thunder Basin Coal Company, Mountain Coal Company, ARCO Coal and ARCO funds; nonqualified benefit plans are not funded.

                           ARCO COAL AND SUBSIDIARIES

              In 1997, 1996 and 1995, ARCO charged allocated pension costs as accrued, based on an actuarial valuation for its plans. The separation of plan assets and accumulated benefit obligations was based primarily on actuarial computations based upon specific identification of ARCO Coal employees and retirees.

              The following table sets forth the funded status of the Company's allocated interest in the ARCO-sponsored retirement plans and the Thunder Basin Coal Company and Mountain Coal Company plans which cover the Company's employees and the amounts recognized in the Company's balance sheet at December 31:


                                                                          ASSETS EXCEED      ACCUMULATED
                                                                           ACCUMULATED         BENEFITS
                                                                             BENEFITS       EXCEED ASSETS
                                                                         -------------     --------------
                                                                              (Thousands of Dollars)
1997
Actuarial present value of benefits:
   Vested benefits                                                      $     (73,259)     $      (6,606)
                                                                        ==============     ==============
   Accumulated benefits                                                 $     (73,259)     $      (6,606)
   Effect of future projected salary increases                                (10,247)              (284)
                                                                        --------------     --------------
   Projected benefit obligation (PBO)                                         (83,506)            (6,890)
Plan assets at fair value, primarily stocks and bonds                          94,989                  -
                                                                        --------------     --------------
PBO (greater) less than plan assets                                            11,483             (6,890)
Unrecognized net (gain) loss                                                   (3,441)             2,906
   Prior service cost not yet recognized in net periodic pension cost           3,701                480
Remaining unrecognized (asset) obligation from transition                      (8,338)               143
                                                                        --------------     --------------
Prepaid pension asset (liability) recognized in
   ARCO Coal's balance sheet                                            $       3,405       $     (3,361)
                                                                        ==============     ==============


                                                                          ASSETS EXCEED     ACCUMULATED
                                                                           ACCUMULATED        BENEFITS
                                                                            BENEFITS       EXCEED ASSETS
                                                                        --------------     --------------
                                                                              (Thousands of Dollars)
1996
Actuarial present value of benefits:
   Vested benefits                                                      $     (68,861)     $      (6,098)
                                                                        ==============     ==============

   Accumulated benefits                                                 $     (68,861)     $      (6,098)
   Effect of future projected salary increases                                (12,523)              (838)
                                                                        --------------     --------------
   Projected benefit obligation (PBO)                                          81,384             (6,936)
Plan assets at fair value, primarily stocks and bonds                          85,218                  -
                                                                        --------------     --------------
PBO (greater) less than  plan assets                                            3,834             (6,936)
Unrecognized net loss                                                           2,099              3,137
   Prior service cost not yet recognized in net periodic pension cost           3,897                528
Remaining unrecognized (asset) obligation from transition                      (9,341)               167
                                                                        --------------     --------------
Prepaid pension asset (liability) recognized in
   ARCO Coal's balance sheet                                            $         489      $      (3,104)
                                                                        ==============     ==============

                           ARCO COAL AND SUBSIDIARIES

              Components of net periodic pension cost for ARCO Coal are as follows for the years ended December 31:

                                                    1997             1996             1995
                                                 -----------      -----------     ------------
                                                                 (Thousands of Dollars)
    Service cost-benefits earned during
       the period                                $    2,500       $    2,525      $     1,884
    Interest cost on PBO                              6,237            6,004            5,706
    Actual return on plan assets                    (10,293)          (9,928)          (9,581)
    Net amortization and deferral                     1,011            2,246            3,049
                                                 -----------      -----------     ------------
       Net pension (income) cost                 $     (545)      $      847      $     1,058
                                                 ===========      ===========     ============


              The assumptions used in determining the pension costs and pension liability shown above were as follows at December 31:

                                                    1997            1996           1995
                                                 ----------      ----------     ----------

    Discount rate                                   7.0%            7.25%          7.0%
    Rate of salary progression                      4.0%             5.0%          5.0%
    Long-term rate of return on assets             10.5%            10.5%         10.5%

10.  OTHER POSTRETIREMENT BENEFITS

              ARCO Coal is a participant in certain ARCO postretirement benefit plans. These plans provide postretirement benefits other than pensions to substantially all employees who retire with the Company having rendered the required years of service, along with their spouses and eligible dependents. Health care benefits are provided primarily through comprehensive indemnity plans or health maintenance organizations (HMO), as chosen by the employee. Beginning January 1, 1997, ARCO began paying for the cost of the benchmark HMO with employees responsible for the differential cost, if any, of their selected option. Previously, ARCO paid approximately 80% of the cost of a comprehensive indemnity plan. This change resulted in the unrecognized prior service benefit reflected below. Life insurance benefits are based primarily on the employee's final compensation and are also partially paid for by retiree contributions, which vary based upon coverage chosen by the retiree. ARCO has the right to modify the plans at any time. ARCO's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

              The actuarial calculations of the Company's expense for the years ended December 31, 1997, 1996 and 1995, were based upon specific identification of ARCO Coal employees and retirees.

                           ARCO COAL AND SUBSIDIARIES

              The following table sets forth the Company's allocated other postretirement benefit liability as of December 31:

                                                                                LIFE
                                                             HEALTH CARE      INSURANCE          TOTAL
                                                            --------------   -----------      -----------
                                                                             (Thousands of Dollars)

 1997
 Accumulated postretirement benefit obligation (APBO):
    Retirees                                                $  (16,341)      $   (5,057)      $  (21,398)
    Employees fully eligible                                    (1,868)            (383)          (2,251)
    Other active participants                                   (6,948)          (1,398)          (8,346)
                                                            -----------      -----------      -----------
 Total                                                         (25,157)          (6,838)         (31,995)
 Unrecognized prior service benefit                             (2,003)               -           (2,003)
 Unrecognized net (gain) loss                                    3,921             (555)           3,366
                                                            -----------      -----------      -----------
 Accrued postretirement benefit cost recognized
    in ARCO Coal's balance sheet                            $  (23,239)      $   (7,393)      $  (30,632)
                                                            ===========      ===========      ===========



                                                                                LIFE
                                                            HEALTH CARE       INSURANCE          TOTAL
                                                            -----------      -----------      -----------
                                                                        (Thousands of Dollars)
 1996
 APBO:
    Retirees                                                $  (16,957)      $   (4,921)      $  (21,878)
    Employees fully eligible                                    (2,013)            (418)          (2,431)
    Other active participants                                   (6,272)          (1,373)          (7,645)
                                                            -----------      -----------      -----------
 Total                                                         (25,242)          (6,712)         (31,954)
 Unrecognized prior service benefit                             (2,140)               -           (2,140)
 Unrecognized net (gain) loss                                    4,816             (451)           4,365
                                                            -----------      -----------      -----------
 Accrued postretirement benefit cost recognized
    in ARCO Coal's balance sheet                            $  (22,566)      $   (7,163)      $  (29,729)
                                                            ===========      ===========      ===========


              Net annual other  postretirement  benefit costs  allocated to ARCO
Coal for the years ended December 31, 1997, 1996 and 1995 included the following components:


                                                                                LIFE
                                                            HEALTH CARE       INSURANCE          TOTAL
                                                            -----------      -----------      -----------
                                                                       (Thousands of Dollars)

 1997
 Service cost-benefits earned during the period             $      608       $      134       $      742
 Interest cost on APBO                                           1,662              463            2,125
 Net amortization                                                  (82)               -              (82)
                                                            -----------      -----------      -----------
 Net postretirement benefit cost                            $    2,188       $      597       $    2,785
                                                            ===========      ===========      ===========

                           ARCO COAL AND SUBSIDIARIES

                                                                             LIFE
                                                        HEALTH CARE       INSURANCE          TOTAL
                                                       ------------      -----------      -----------
                                                                  (Thousands of Dollars)

 1996
 Service cost-benefits earned during the period        $       614       $      127       $      741
 Interest cost on APBO                                       1,709              455            2,164
 Net amortization                                               55                -               55
                                                       ------------      -----------      -----------
 Net postretirement benefit cost                       $     2,378       $      582       $    2,960
                                                       ============      ===========      ===========


 1995
 Service cost-benefits earned during the period        $       482       $       85       $      567
 Interest cost on APBO                                       1,836              443           2,279
 Net amortization                                              -                (41)            (41)
                                                       ------------      -----------      -----------
 Net postretirement benefit cost                       $     2,318       $      487       $    2,805
                                                       ============      ===========      ===========


              The significant assumptions used in determining postretirement benefit cost and the APBO were as follows:

                                                           1997             1996             1995
                                                       -----------       -----------     ------------

 Discount rate                                              7.0%            7.25%             7.0%
 Rate of salary progression                                 4.0%             5.0%             5.0%

              The weighted average annual assumed rate of increase in the per capita cost of covered benefits (e.g., health care trend rate) for the health plans is 9% for 1995 and 1996, 7% for 1997 to 2001, and 5% thereafter. The assumed trend rate for 1995 and 1996 was 10%; 8% for 1997 to 2001, and 6% thereafter. The effect of a one-percentage-point increase in the assumed trend rate would increase the APBO as of December 31, 1997, by approximately $3.4 million, and the aggregate of the service and interest cost components of net annual postretirement benefit cost by approximately $350,000.

11.       RESTRUCTURING PROGRAM

              During 1996, the Company initiated a restructuring program under which approximately 26 administrative positions were to be eliminated. The Company incurred a charge of $3.6 million before tax, consisting of personnel costs associated with the terminations. At December 31, 1997, 22 positions had been eliminated and $2.3 million of the accrued benefits had been paid. During 1997, an additional $1.5 million was charged to expense to adjust the reserve established in 1996. During 1997, the Company initiated another restructuring program involving the elimination of an additional 54 administrative positions and incurred a charge of $7.2 million before tax, primarily consisting of severance and other ancillary costs associated with the terminations. At December 31, 1997, none of the accrued benefits for the 1997 restructuring program has been paid.

                           ARCO COAL AND SUBSIDIARIES

12.       SIGNIFICANT CUSTOMERS

              Sales include transactions involving both produced coal and purchased coal, and include direct sales under various long and short-term contractual arrangements primarily to public utility companies. One customer accounted for 24.7%, 22.1% and 21.7% of coal sales in 1997, 1996 and 1995, respectively. This was the only customer who accounted for greater than 10% of coal sales in each year. This same customer accounted for 14.5% and 18.1% of accounts receivable at December 31, 1997, and 1996. The Company is in litigation with this customer. Another customer accounted for 11.0% and 12.6% of accounts receivable at December 31, 1997, and 1996.

13.       FINANCIAL INSTRUMENTS

              The Company does not hold or issue financial instruments for trading purposes. The fair value of the Company's investments in Canyon Fuel and CH-Twenty at December 31, 1997, approximate their carrying value of $376 million and $164 million, respectively.


14.       SUPPLEMENTAL CASH FLOW INFORMATION

              The following is supplemental cash flow information for the years ended December 31:

                                                               1997          1996         1995
                                                             ----------   ----------   ---------
                                                                     (Thousands of Dollars)
  Gross noncash provisions charged to income                 $   2,225    $   3,580    $   3,985
  Reversal of a prior period accrual                            (2,728)           -            -
  Cash payments of previously accrued items                       (230)        (694)        (341)
                                                             ----------   ----------   ----------
  Cash payments (greater ) less than noncash provisions      $    (733)   $   2,886    $   3,644
                                                             ==========   ==========   ==========

Total income taxes paid to ARCO in cash                      $   8,583    $  10,886    $  11,185
                                                             ==========   ==========   ==========


15.       LEASE COMMITMENTS

              The Company has operating lease commitments expiring at various dates, primarily for certain assets associated with the Black Thunder coal mine, office space and other equipment. The Black Thunder coal mine assets are leased from Little Thunder Leasing Company, a related party. Future minimum rental obligations under these leases at December 31, 1997 are summarized as follows in thousands:

                          1998......................  $    36,419
                          1999 .....................       32,414
                          2000 .....................       27,331
                          2001 .....................       24,948
                          2002 .....................       20,211
                          Thereafter................       60,218
                                                      ------------

                              Total                   $   201,541
                                                      ============

              Rental expense relating to operating leases amounted to $38.3 million, $1.4 million and $1.5 million in 1997, 1996 and 1995, respectively.

                           ARCO COAL AND SUBSIDIARIES

16.       SUBSEQUENT EVENT

              In March 1998, ARCO signed an agreement to dispose of its U.S. coal assets to Arch Coal. Operations to be disposed of include the Black Thunder and Coal Creek mines in Wyoming, the West Elk mine in Colorado, and, through Canyon Fuel Company L.L.C. with ITOCHU Corp. of Japan, three mines in Utah. In the agreement, ARCO Uinta, a subsidiary of ARCO, will sell the Colorado and Utah coal operations to Arch Coal. Simultaneously, Arch will combined these operations with ARCO's Wyoming coal operations and its own Wyoming coal operations in a new joint venture. The new company will be 99% owned by Arch and 1% owned by ARCO.

                           ARCO COAL AND SUBSIDIARIES
                                     -------



                              INTERIM FINANCIAL STATEMENTS

                     as March 31, 1998 and December 31, 1997
             and for the three months ended March 31, 1998 and 1997

                           ARCO COAL AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)

                                                       March 31,    December 31,
                                                         1998           1997
                                                      -----------   ------------
                                                            (Unaudited)
     ASSETS

Current assets:
   Accounts receivable ...........................     $  45,613      $  37,769
   Mine supply inventory .........................        28,387         28,303
   Coal inventory ................................         1,198          3,812
   Prepaid expense and other current
   assets ........................................         3,932          3,987
                                                       ---------      ---------

     Total current assets ........................        79,130         73,871
                                                       ---------      ---------

Property, plant and equipment:
   Plant and equipment ...........................       236,890        230,169
   Land and mineral rights .......................        80,217         80,217
   Mine development ..............................        40,586         40,586
                                                       ---------      ---------

     Total .......................................       357,693        350,972

   Less accumulated depreciation,
     depletion and
       amortization ..............................       (86,386        (86,121)
                                                       ---------      ---------

Net property, plant and equipment ................       271,307        264,851
                                                       ---------      ---------

Investments ......................................       555,210        539,972
Other long-term assets ...........................          --            7,161
                                                       ---------      ---------

     Total assets.................................     $ 905,647      $ 885,855
                                                       =========      =========

LIABILITIES AND EQUITY

Current liabilities:
   Accounts payable ..............................     $  18,397      $  21,944
   Taxes payable other than income
    taxes ........................................        28,563         25,351
   Other accrued liabilities .....................        22,054         22,816
                                                       ---------      ---------
     Total current liabilities ...................        69,014         70,111

Deferred income taxes ............................        93,343         92,030







                                       23



Other deferred liabilities
 and credits .....................................        70,941         70,225
                                                       ---------      ---------

     Total liabilities ...........................       233,298        232,366

ARCO equity investment ...........................       672,349        653,489
                                                       =========      =========

     Total liabilities and
     equity ......................................     $ 905,647      $ 885,855
                                                       =========      =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                           ARCO COAL AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                             (Thousands of Dollars)

                                                          Three Months Ended
                                                               March 31,
                                                      --------------------------
                                                         1998            1997
                                                      ---------       ---------
REVENUES:
    Coal sales ................................       $  93,311       $ 102,213
    Income (loss) from equity
     investments ..............................           1,642          (3,065)
    Other revenues ............................           2,841           3,416
                                                      ---------       ---------
       Total revenues .........................          97,794         102,564
                                                      ---------       ---------

COSTS AND EXPENSES:
    Cost of coal sales ........................          60,509          59,035
    Selling, general and
      administrative expenses .................           4,174           5,920
    Depreciation, depletion and
      amortization ............................           3,810           5,038
    Taxes other than income taxes .............          15,028          15,214
                                                      ---------       ---------

       Total costs and expenses ...............          83,521          85,207
                                                      ---------       ---------

Income before income tax
  provision ...................................          14,273          17,357

Income tax provision ..........................           2,946           6,422
                                                      ---------       ---------

Net income ....................................       $  11,327       $  10,935
                                                      =========       =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.


                           ARCO COAL AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                             (Thousands of Dollars)

                                                            Three Months Ended
                                                                 March 31,
                                                         ----------------------
                                                           1998          1997
                                                         --------      --------
Cash flows from operating activities:
   Net income ......................................     $ 11,327      $ 10,935
   Adjustments to reconcile net income to
     net cash provided by operating
     activities:
   Depreciation, depletion and .....................        3,810         5,038
     amortization
     (Income) loss from equity investments .........       (1,642)        3,065
   Elimination of intercompany profit ..............       (4,712)       (1,932)
   Dividend from equity investment .................         --           3,957
   Cash payments less (greater) than ...............          716        (1,748)
    noncash provisions
   Deferred income taxes ...........................        1,313         3,394
   Changes in working capital
   accounts (a) ....................................       (6,356)      (16,774)
   Other ...........................................          750          (149)
                                                         --------      --------

      Net cash provided by operating
       activities ..................................        5,206         5,786
                                                         --------      --------

Cash flows from investing activities:
   Additions to property, plant and equipment ......       (3,834)      (11,677)
   Investments .....................................       (8,905)       15,543
                                                         --------      --------

      Net cash provided (used) by investing
       activities ..................................      (12,739)        3,866
                                                         --------      --------

Cash flows from financing activities:
   Net settlement with ARCO ........................        7,533        (9,652)
                                                         --------      --------

   Net cash provided (used) by financing
       activities ..................................        7,533        (9,652)
                                                         --------      --------







                                       26


Net change in cash .................................         --            --
Cash at beginning of period ........................         --            --
                                                         --------      --------

Cash at end of period ..............................     $   --        $   --
                                                         ========      ========

(a) Changes in working capital -
     increase (decrease) to cash:
   Accounts receivable .............................     $ (7,844)     $(24,366)
   Inventories .....................................        2,530        (1,341)
   Accounts payable ................................       (3,547)       10,129
   Other working capital ...........................        2,505        (1,196)
                                                         --------      --------

                                                         $ (6,356)     $(16,774)
                                                         ========      ========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.


                       ARCO COAL AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)

1. Summarized Financial Statements:

   The accompanying consolidated balance sheet as of March 31, 1998, and the consolidated statements of income and cash flows for the three months ended March 31, 1998 and 1997, are unaudited; however, in the opinion of management all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the results of such periods have been made. The results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the results of operations to be expected for the full year.

2. Basis of Presentation:

   The accompanying consolidated financial statements include the U.S. operations and related subsidiaries of Atlantic Richfield Company's ("ARCO") coal division. This division operates businesses engaged in the mining of coal in Wyoming, Utah and Colorado. Coal is marketed throughout the United States and into select export markets.

   The consolidated entity as described above is referred to as ARCO Coal and Subsidiaries, ("ARCO Coal" or the "Company") in the accompanying consolidated financial statements and includes the assets and liabilities of the U.S. operations of ARCO's coal division, as well as the assets and liabilities of the following subsidiaries: ARCO Coal Sales Company, ARCO Coal Terminal, ARCO Uinta Coal Company, Mountain Coal Company, Delta Housing, Inc. and Thunder Basin Coal Company L.L.C., along with revenues and expenses attributable to those U.S. operations and the subsidiaries recorded at ARCO's historical cost. The consolidated entity also includes its equity investments in Canyon Fuel Company L.L.C. ("Canyon Fuel") and CH-Twenty, Inc. ("CH-Twenty").

   In addition, the consolidated financial statements include the allocation from ARCO of direct and indirect corporate overhead costs attributable to ARCO Coal. The methods by which such amounts are attributed or allocated are deemed reasonable by management (See Note 5). All significant transactions between these entities have been eliminated.

   Earnings Per Share:

     Earnings per share has been omitted from the consolidated statements of income because the Company was not a separate entity with its own capital structure.

3. Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Investments:

   Canyon Fuel:

      The following table presents summarized  financial  information for Canyon
Fuel:

                                                         Three Months Ended
                                                              March 31,
                                                        ---------------------
                                                          1998         1997
                                                        --------     --------
                                                             (Thousands of
                                                                Dollars)

Revenues ........................................       $ 80,672     $ 73,463
Total costs and expenses ........................         75,312       67,375
                                                        --------     --------

         Net income .............................       $  5,360     $  6,088
                                                        ========     ========

ARCO Coal's equity in net income of
  Canyon Fuel ...................................       $  3,484     $  3,957
                                                        ========     ========
Cash (call paid to) distributions
  received  from Canyon Fuel ....................       $ (8,905)    $ 19,500
                                                        ========     ========






                                       29

CH-Twenty, Inc.:

      The  following  table  presents  summarized   financial   information  for
CH-Twenty, Inc.:

                                                           Three Months Ended
                                                                March 31,
                                                        -----------------------
                                                          1998           1997
                                                        --------       --------
                                                             (Thousands of
                                                                Dollars)
Revenues .........................................      $ 52,976       $ 55,940
Income (loss) before taxes .......................        17,563        (27,638)
                                                        ========       ========
Net income (loss) ................................        10,868        (17,013)
                                                        ========       ========

ARCO Coal's equity in net income (loss)
    of CH-Twenty, Inc. ...........................      $  3,105       $ (4,861)
                                                        ========       ========

ARCO Coal's adjusted net loss
   in CH-Twenty, Inc. (a) ........................      $ (1,842)      $ (7,022)
                                                        ========       ========

      (a) The Company has entered into a 10-year lease agreement with Little Thunder Leasing Company, a related party, for the use of the assets conveyed to CH-Twenty. ARCO's equity loss in CH-Twenty has been adjusted to reflect primarily the elimination of the intercompany profit related to the lease.

5. Changes  in   ARCO  Equity   Investment,   Allocations   and  Related   Party
   Transactions:

   The ARCO equity investment reflects the historical activity between ARCO and the Company. Transactions with ARCO are settled immediately through the ARCO equity investment and there are no amounts due to or from ARCO at the end of any period. An analysis of the changes in the ARCO equity investment is as follows:

                                 March 31, 1998
           -----------------------------------------------------------
                              (Thousands of Dollars)

           Beginning ARCO equity ....................        $ 653,489
           investment
           Net income ...............................           11,327

           Settlements with ARCO:
           Cash call from Canyon Fuel ...............            8,905
           ARCO allocations (a) .....................            1,079
           Tax settlements (b) ......................            1,633
           Other cash transactions, net
           (c) ......................................           (4,084)

           Total settlements with ARCO ..............            7,533
                                                             ---------

           Ending ARCO equity investment ............        $ 672,349
                                                             =========


    (a)  ARCO  provides  services,   including   insurance,   aviation,   legal,
         financial,  internal  audit  and  other  functions.  Charges  for these services  and  benefits  have  been  allocated  based on usage or other methods that management believes to be reasonable.

    (b)  Current federal and state income taxes have been settled with ARCO.

    (c) ARCO uses a centralized cash transfer system (noninterest bearing) for its domestic operating divisions, under which cash receipts of the Company are submitted to ARCO and cash disbursements are funded by ARCO.


6. Taxes

   The components of the income tax provision were the following for the three months ended March 31, 1998 and 1997:

                                                    1998         1997
                                                   ------       ------
                                                      (Thousands of
                                                         Dollars)

Federal:
   Current (parent) ........................       $1,633       $3,028
   Deferred ................................        1,102          922
                                                   ------       ------

      Total federal ........................        2,735        3,950
                                                   ------       ------

State:
   Current (parent) ........................         --           --
   Deferred ................................          211        2,472
                                                   ------       ------

      Total state ..........................          211        2,472
                                                   ------       ------

Total income tax
 provision .................................       $2,946       $6,422
                                                   ======       ======


   The state tax provision is net of state tax credits of $206,000 and $480,000 in the first quarter of 1998 and 1997, respectively.

   Reconciliation of income tax expense with tax at the federal statutory rate is as follows for the three months ended March 31, 1998 and 1997:

                                                       1998           1997
                                                     --------       --------
                                                          (Thousands of
                                                             Dollars)

Income before income tax provision ..............    $ 14,273       $ 17,357
                                                     --------       --------

Tax at 35% ......................................       4,995          6,075
Increase (reduction) in taxes
 resulting from:
    Depletion ...................................      (2,298         (1,367)






                                       32

    State income taxes (net of
      federal effect) ...........................         137          1,607
    Other .......................................         112            107
                                                     --------       --------

Provision for income taxes ......................    $  2,946       $  6,422
                                                     ========       ========

7. Commitments and Contingencies:

   The  Company  has  certain  commitments,   including  those  related  to  the
   acquisition, construction and development of facilities all made in the normal course of business. The Company is also the subject of or party to a number of pending or threatened legal actions for which the legal responsibility and financial impact cannot presently be ascertained. On the basis of management's best assessment of the ultimate amount and timing of these events, such expenses or judgments arising from any of these suits, or from any of the proceedings described above, are not expected to have a material adverse effect on the Company's consolidated financial statements.

   All of the Company's operations are subject to reclamation and closure requirements. The Company monitors these requirements and evaluates its accruals for reclamation and closure regularly. The accrued liability is included in other deferred liabilities and credits on the balance sheet. At March 31, 1998, the Company had $15 million of surety bonds issued by an insurance company and an additional $108 million of surety bonds guaranteed by ARCO to collateralize reclamation commitments.

   An approximate 5% investment in Los Angeles Export Terminal, Inc. ("LAXT") was reclassified from other long-term assets to property, plant and equipment in the first quarter of 1998. The Company's investment is recorded at cost, which approximates its fair value of $7 million as of March 31, 1998. LAXT is currently analyzing the potential for decreases in its future throughput volumes due to contemplated reductions in coal purchases by Japanese utilities from western U.S. coal suppliers. Major reductions in LAXT's throughput may result in negative cash flows, as well as the inability to obtain the financing necessary to construct coke handling facilities which are required in order to comply with LAXT's operating permit. If the throughput issues are not satisfactorily resolved in a timely manner, there can be no assurance that the Company's investment in LAXT will be recoverable.

8. Restructuring Program:

   During 1996, the Company initiated a restructuring program under which approximately 26 administrative positions were to be eliminated. The Company incurred a charge of $3.6 million before tax, consisting of personnel costs associated with the terminations. At December 31, 1997, 22 positions had been eliminated and $2.3 million of the accrued benefits had been paid. During 1997, an additional $1.5 million was charged to expense to adjust the reserve established in 1996. During 1997, the Company initiated another restructuring program involving the elimination of an additional 54 administrative positions and incurred a charge of $7.2 million before tax, primarily consisting of severance and other ancillary costs associated with the terminations. At March 31, 1998, a total of $970,000 was paid out of the adjusted December 31, 1996 restructuring reserve. No payments were made related to the 1997 restructuring reserve. During the first quarter of 1998, no personnel were terminated under the 1996 or 1997 restructuring programs.

9. Disposition of Assets:

   In March 1998, ARCO entered into an agreement with Arch Coal, Inc. ("Arch Coal") to dispose of its U.S. coal assets. Operations to be disposed of include the Black Thunder and Coal Creek mines in Wyoming, the West Elk mine in Colorado, and, through Canyon Fuel with ITOCHU Corp. of Japan, three mines in Utah. Under the terms of the agreement, ARCO Uinta, a subsidiary of ARCO, will sell the Colorado and Utah operations to Arch Coal. Simultaneously, Arch Coal will combine these operations with ARCO's Wyoming coal operations and its own Wyoming coal operations in a new joint venture. The new company will be 99% owned by Arch Coal and 1% owned by ARCO.

Canyon Fuel Company, LLC
------------------------

     Report of Coopers & Lybrand, LLP, Independent Auditors;

     Balance Sheet at December 31, 1997;

     Statement of Operations for the period from December 20, 1996 (inception) through December 31, 1997;

     Statement of Members' Equity for the period from December 20, 1996 (inception) through December 31, 1997;

     Statements of Cash Flows for the period from December 20, 1996 (inception) through December 31, 1997; and

     Notes to Financial Statements.

                           CANYON FUEL COMPANY, L.L.C.
                                    --------



                              FINANCIAL STATEMENTS

   FOR THE PERIOD FROM DECEMBER 20, 1996 (INCEPTION) THROUGH DECEMBER 31, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Members of the
Canyon Fuel Company, L.L.C.:

We have audited the accompanying balance sheet of Canyon Fuel Company, L.L.C. (a Delaware Limited Liability Company) (the "Company") as of December 31, 1997, and the related statements of operations, members' equity and cash flows for the period from December 20, 1996 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canyon Fuel Company, L.L.C. as of December 31, 1997, and the results of its operations and its cash flows for the period from December 20, 1996 (inception) through December 31, 1997, in conformity with generally accepted accounting principles.






COOPERS & LYBRAND L.L.P.
Denver, Colorado
March 20, 1998, except as to the information presented in
     Note 13, for which the date is April 7, 1998.


                           CANYON FUEL COMPANY, L.L.C.

                                  BALANCE SHEET

                             AS OF DECEMBER 31, 1997
                        (AMOUNTS IN THOUSANDS OF DOLLARS)
                                     -------


        ASSETS

        Current assets:
             Cash and cash equivalents..................    $    5,443
             Accounts receivable........................        24,485
             Coal inventory.............................        27,952
             Mine supply inventory......................        11,903
             Prepaid expense and other current assets...           430
                                                            -----------

        Total current assets............................        70,213

        Property, plant and equipment, net .............       384,104
        Sales contracts, net............................       131,390
        Prepaid royalties...............................        27,533
        Other long-term assets..........................        12,174
                                                            -----------

        Total assets....................................    $  625,414

        LIABILITIES AND MEMBERS' EQUITY

        Current liabilities:
             Accounts payable...........................    $   15,409
             Accrued liabilities........................        13,236
             Federal lease payments, current portion....         1,413
                                                            -----------

        Total current liabilities.......................        30,058

        Federal lease payments, net of current portion..         2,552
        Other noncurrent liabilities....................        14,778
                                                            -----------

        Total liabilities...............................        47,388

        Commitments and contingencies (Note 9)..........

        Members' equity.................................       578,026
                                                            -----------

        Total liabilities and members' equity...........    $  625,414
                                                            ===========



   The accompanying notes are an integral part of these financial statements.


                           CANYON FUEL COMPANY, L.L.C.

                             STATEMENT OF OPERATIONS

   FOR THE PERIOD FROM DECEMBER 20, 1996 (INCEPTION) THROUGH DECEMBER 31, 1997
                        (AMOUNTS IN THOUSANDS OF DOLLARS)
                                     -------

        Revenues:
            Coal sales.......................................  $  251,818
            Other revenues ..................................       3,138
                                                               -----------

        Total revenues.......................................     254,956

        Costs and expenses:
            Cost of coal sales...............................     162,063
            Selling, general and administrative expenses.....       3,959
            Depreciation, depletion and amortization.........      52,183
            Taxes other than income taxes....................      10,678
            Fees to members..................................       4,805
                                                               -----------

        Total costs and expenses.............................     233,688
                                                               -----------

        Net income...........................................  $   21,268
                                                               ===========





   The accompanying notes are an integral part of these financial statements.


                           CANYON FUEL COMPANY, L.L.C.

                          STATEMENT OF MEMBERS' EQUITY

   FOR THE PERIOD FROM DECEMBER 20, 1996 (INCEPTION) THROUGH DECEMBER 31, 1997
                        (AMOUNTS IN THOUSANDS OF DOLLARS)
                                     -------



                                               ARCO UINTA        ITOCHU
                                              COAL COMPANY    INTERNATIONAL      TOTAL
                                              ------------    -------------   -----------
Contributions                                 $ 410,643         $ 221,115      $ 631,758

Distributions                                   (48,750)          (26,250)       (75,000)

Net income for the period from December 20,
1996 (inception) through December 31, 1997       13,824             7,444         21,268
                                              ---------         ---------      ---------

Members' equity, December 31, 1997            $ 375,717         $ 202,309      $ 578,026
                                              =========         =========      =========






   The accompanying notes are an integral part of these financial statements.


                           CANYON FUEL COMPANY, L.L.C.

                             STATEMENT OF CASH FLOWS

   FOR THE PERIOD FROM DECEMBER 20, 1996 (INCEPTION) THROUGH DECEMBER 31, 1997
                        (AMOUNTS IN THOUSANDS OF DOLLARS)
                                     -------

Cash flows from operating activities:
    Net income ..................................................     $  21,268
    Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation, depletion and amortization .................        52,183
       Royalties ................................................         2,954
       Reclamation ..............................................           332
       Black lung ...............................................           397
       Employee benefits ........................................         2,160
       Gain on sales contract buyout ............................          (611)

Changes in assets and liabilities, net of amounts acquired:
    Accounts receivable .........................................         9,263
    Inventories .................................................       (13,482)
    Prepaids and other assets ...................................          (170)
    Accounts payable ............................................         1,588
    Accrued liabilities .........................................         4,310
    Other deferred liabilities ..................................        (1,640)
                                                                      ---------

Net cash provided by operating activities .......................        78,552
                                                                      ---------
Cash flows from investing activities:
    Acquisition of coal operations, net of cash
         acquired ...............................................      (610,334)
    Additions to property, plant and equipment ..................       (20,819)
    Other .......................................................        (1,143)
                                                                      ---------
Net cash used in investing activities ...........................      (632,296)
                                                                      ---------

Cash flows from financing activities:
    Members' contributions ......................................       631,758
    Federal lease payments ......................................        (1,467)
    Members' distributions ......................................       (75,000)
    Change in bank overdrafts ...................................         3,896
                                                                      ---------

Net cash provided by financing activities .......................       559,187
                                                                      ---------

Net change in cash and cash equivalents .........................         5,443
Cash and cash equivalents, beginning of period ..................            --
                                                                      ---------
Cash and cash equivalents, end of period ........................     $   5,443
                                                                      =========

Supplemental cash flow information:
    Cash paid for interest ......................................     $     184
                                                                      =========


   The accompanying notes are an integral part of these financial statements.

                           CANYON FUEL COMPANY, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS
                                     -------



1.   FORMATION OF THE COMPANY:

     Effective December 20, 1996, Canyon Fuel Company, L.L.C. (the "Company") was formed as a joint venture between ARCO Uinta Coal Company (65%
     ownership) and ITOCHU Coal International, Inc. (35% ownership) (collectively, the "Members") for the purpose of acquiring certain Utah coal operations and an approximate 9% interest in Los Angeles Export Terminal, Inc. ("LAXT") from Coastal Coal, Inc. and The Coastal Corporation (collectively, "Coastal").

     The Company mines and markets coal primarily to utility companies in the United States. Net profits and/or losses are allocated equally to the Members based on their ownership percentage. Distributions of the Company's earnings are also allocated equally to the Members based on their ownership percentage.

     On December 20, 1996, the Company acquired the western operations of Coastal for $631,758,000 in cash, plus assumed liabilities, for a total purchase price of $669,570,000 (the "Acquisition"). These operations primarily consist of three coal mines in central Utah and a corporate office in Salt Lake City, Utah. The Acquisition was funded through cash contributions by the Members in proportion to their ownership percentage. The Acquisition has been accounted for using the purchase method of accounting. The acquired assets and assumed liabilities have been recorded by the Company at their fair values as of December 20, 1996 and are as follows (thousands of dollars):

Assets acquired:
     Cash .....................................................         $ 21,424
     Accounts receivable ......................................           33,748
     Coal inventory ...........................................           14,680
     Materials and supplies inventory .........................           11,693
     Prepaid royalties and expenses ...........................           30,747
     Property, plant and equipment ............................          140,386
     Sales contracts ..........................................          150,068
     Other long-term assets ...................................            9,831
                                                                        --------

Total assets acquired .........................................          412,577
                                                                        --------
Liabilities assumed:
     Accounts payable .........................................            9,925
     Accrued liabilities ......................................            8,926
     Federal lease payment ....................................            5,432
     Black lung reserve .......................................            5,892
     Reclamation liability ....................................            2,057
     Pension and post retirement benefits .....................            5,580
                                                                        --------

Total liabilities assumed .....................................           37,812
                                                                        --------

Net assets acquired ...........................................         $374,765
                                                                        ========

1.   FORMATION OF THE COMPANY, CONTINUED:

     The excess of the purchase price paid over the fair value of the net assets acquired has been allocated to coal reserves and access rights associated with reserves located on properties which are adjacent to the properties acquired in the amount of $179,210,000 and $77,783,000 respectively. In the event the Company is not successful in acquiring the reserves located adjacent to the properties acquired, the amount of the purchase price allocated to such reserves will be written off in the period such determination is made.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS

        The statement of cash flows classifies changes in cash or cash equivalents (short-term, highly liquid investments readily convertible into cash with an original maturity of three months or less) according to operating, investing, or financing activities. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of Federal Deposit Insurance Corporation insurance limits. The Company places its temporary cash investments with high-credit quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

     ACCOUNTS RECEIVABLE

        The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. Concentrations of credit risk with respect to accounts receivable are limited as a large number of geographically diverse customers comprise the Company's customer base.

     COAL INVENTORY

        Coal inventory is valued using the first-in-first-out ("FIFO") cost method and is stated at the lower of cost or market. Coal inventory costs include labor, equipment costs and operating overhead.

     MINE SUPPLY INVENTORY

        Mine supply inventory is valued using the average cost method and is stated at the lower of cost or net realizable value.

     PROPERTY, PLANT AND EQUIPMENT

        Additions to property, plant and equipment are recorded at cost. Maintenance and repair costs are expensed as incurred. Mine development costs are capitalized and amortized on the units-of-production method. Depletion of mineral properties is computed on the units-of-production method based on estimated recoverable tonnage.

        Depreciation and amortization of other property, plant and equipment is computed by either the straight-line method over the expected life of the asset or on the units-of-production method, depending upon the type of asset. Fully depreciated assets are retained in property and depreciation accounts until they are removed from service. Upon disposal of depreciated assets, residual cost less salvage value is included in the determination of current income.

     SALES CONTRACTS

        As part of the Acquisition, the Company acquired sales contracts which have selling prices in excess of the current spot prices for coal and recorded such contracts at fair value. The sales contracts are amortized as the remaining tons under these contracts are sold.

     PREPAID ROYALTIES

        The Company pays royalties to certain landowners and holders of mineral interests for the rights to perform mining activities in advance of production. Amounts paid to landowners are capitalized and expensed as a component of cost of coal sales based on the terms of the underlying lease agreements as the coal is sold.

     IMPAIRMENT OF LONG-LIVED ASSETS

        The Company periodically evaluates whether events and circumstances have occurred that indicate that the remaining estimated useful life of assets may warrant revision or that remaining asset values may not be recoverable. When factors indicate that asset values should be evaluated for possible impairment, the Company compares the expected future cash flows to the carrying value of long-lived assets and identifiable intangibles. If the anticipated undiscounted future cash flows are less than the carrying amount of such assets, the Company recognizes an impairment loss for the difference between the carrying amount of assets and their estimated fair value.

        Estimated future net cash flows from each mine are calculated using estimates of proven and probable coal reserves, estimated future sales prices (considering historical and current prices, price trends and related factors), production costs, capital and reclamation costs.

     IMPAIRMENT OF LONG-LIVED ASSETS, CONTINUED

        The Company's estimates of future cash flows are subject to risks and uncertainties. Therefore, it is possible that changes could occur which may affect the recoverability of the Company's investments in plant and equipment, land and mineral rights and other assets.

     RECLAMATION AND MINE CLOSING COSTS

        The Company charges current reclamation costs to expense as incurred. Final reclamation costs, including dismantling and restoration, are estimated based upon current federal and state regulatory requirements and are accrued during operations. The final reclamation provision was calculated using the units-of-production method on the basis of estimated costs as of the balance sheet date. The effect of changes in estimated costs and production is recognized on a prospective basis.

        The Company is not aware of any events of noncompliance with environmental laws and regulations. The exact nature of environmental issues and costs, if any, which the Company may encounter in the future cannot be predicted, primarily because of the changing character of environmental requirements that may be enacted by governmental agencies.

     REVENUE RECOGNITION

        Coal sales are recognized at contract prices at the time of title transfer.

     USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     INCOME TAXES

        The financial statements do not include a provision for income taxes as the Company is treated as a partnership for income tax purposes and does not incur federal or state income taxes. Instead, its earnings and losses are included in the Members' separate income tax returns.

3.   PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment as of December 31, 1997 were as follows (thousands of dollars):

         Land ..............................................          $   2,118
         Buildings, machinery and equipment ................            135,613
         Construction in process ...........................             17,981
         Mine development ..................................              5,493
         Coal reserves .....................................            256,993
                                                                      ---------
                                                                        418,198

         Less accumulated depreciation and depletion .......            (34,094)
                                                                      ---------

                                                                      $ 384,104
                                                                      =========


     For the period from December 20, 1996 (inception) through December 31, 1997
     depreciation   and  depletion   expense  was  $25,237,000  and  $8,857,000,
     respectively.

4.   SALES CONTRACTS:

     Sales contracts as of December 31, 1997 were as follows (thousands of dollars):

         Sales contracts .......................................      $ 149,479
         Less accumulated amortization .........................        (18,089)
                                                                      ---------

                                                                      $ 131,390
                                                                      =========

5.   ACCOUNTS PAYABLE:

     Accounts payable as of December 31, 1997 were as follows (thousands of dollars):

         Accounts payable, trade ...............................      $  11,513
         Bank overdrafts .......................................          3,896
                                                                      ---------

                                                                      $  15,409
                                                                      =========


6.   ACCRUED LIABILITIES:

     Accrued liabilities as of December 31, 1997 were as follows (thousands of dollars):

         Wages and related benefits............................       $  10,250
         Royalties.............................................           1,469
         Other.................................................           1,517
                                                                      ---------

                                                                      $  13,236
                                                                      =========

7.   FEDERAL LEASE PAYMENTS:

     The Company has been awarded federal leases which require the bid price to be paid over a number of years. Royalty payments will be required when mining begins on the leases. Federal lease payments as of December 31, 1997 were as follows (thousands of dollars):

         Alkali Creek lease payable; due in
         annual installments of $533
         through October 1, 1999, with
         imputed interest at 5.67% .........................            $   983

         Winter Quarters lease payable; due in
         annual  installments of
         $1,120 through June 20, 2000, with
         imputed interest at 6.21% .........................              2,982
                                                                        -------
                                                                          3,965
         Less current portion ..............................             (1,413)
                                                                        -------

                                                                        $ 2,552
                                                                        =======



     Annual long-term maturities under federal lease payments are as follows (thousands of dollars):

         1998 ..............................................            $ 1,413
         1999 ..............................................              1,497
         2000 ..............................................              1,055
                                                                        -------
                                                                          3,965

         Less current maturities ...........................             (1,413)
                                                                        -------

                                                                        $ 2,552
                                                                        =======


Interest expense recorded under federal leases was $294,000 for the period from December 20, 1996 (inception) through December 31, 1997.

8.   OTHER NONCURRENT LIABILITIES:

     Other noncurrent liabilities as of December 31, 1997 were as follows (thousands of dollars):

         Pension and postretirement benefits ...............           $  7,620
         Reclamation and mine closure reserve ..............              2,389
         Black lung reserve ................................              4,769
                                                                       --------

                                                                       $ 14,778
                                                                       ========

9.   COMMITMENTS AND CONTINGENCIES:

     The Company makes commitments in the normal course of business, including those related to the purchase, construction and development of facilities. In May 1997, the Company entered into agreements for the purchase of long-wall equipment for approximately $28,110,000. As of December 31, 1997, approximately $21,995,000 of purchase commitments were remaining under the agreements.

     In November 1997, the Company commenced a legal action in the State Court of Utah against Skyline Partners, the assignor of a number of federal leases at the Skyline Mine. The Company claims that under the lease agreement between the Company and Skyline Partners, the Company has paid more advance royalties than may be recouped against actual production and inasmuch as the agreement contemplates full recoupment, payment of the last $5,000,000 in advance royalty is inappropriate. In November 1997, Skyline Partners commenced a legal action in the Federal District Court in Colorado against the Company for the last $5,000,000 advance royalty payment and damages as a result for not making that payment. The cases are in the preliminary stages of discovery and the Company intends to defend its position vigorously.

     The Company is also the subject of or party to a number of other pending or threatened legal actions. On the basis of management's best assessment of the ultimate amount and timing of these events, such expenses or judgments arising from any of these suits, or from any of the proceedings described above, are not expected to have a material adverse effect on the Company's operations, financial position, or cash flows.

     Included in other assets of the Company is an approximate 9% investment in LAXT. The Company's investment is recorded at cost, which approximates its fair value of $12 million as of December 31, 1997. LAXT is currently experiencing issues with respect to its future throughput volumes due to contemplated reductions in coal purchases by the Japanese utilities from western U.S. coal suppliers. Major reductions in LAXT's throughput may result in negative cash flows, as well as the inability to obtain the financing necessary to construct coke handling facilities which are required in order to comply with LAXT's operating permit. If the throughput issues are not satisfactorily resolved in a timely manner, there can be no assurance that the Company's investment in LAXT will be recoverable.

10.  RETIREMENT PLAN:

     Essentially all of the Company's employees are covered by a defined benefit pension plan sponsored by the Company. The benefits are based on years of service and the employee's compensation, primarily during the last five years of service. The funding policy for the pension plan is to make annual contributions as required by applicable regulations. Qualified benefit plans are funded through contributions to trust funds kept apart from Company funds; nonqualified benefit plans are not funded.

     In 1997, the Company charged allocated pension costs as accrued, based on an actuarial valuation for its plan. The separation of plan assets and accumulated benefit obligations was based primarily on actuarial computation based upon specific identification of Company employees and retirees.

     The following table sets forth the funded status of the Company's retirement plan which cover the Company's employees and the amounts recognized in the Company's balance sheet at December 31, 1997 (thousands of dollars):

                                                                    ACCUMULATED
                                                                      BENEFITS
                                                                   EXCEED ASSETS
         Actuarial present value of benefit obligations:
              Vested benefits ..................................        $ 1,130
                                                                        =======

         Accumulated benefits ..................................        $ 1,130
         Effect of future projected salary increases ...........          1,335
                                                                        -------

         Projected benefit obligation ("PBO") ..................          2,465

         Plan assets at fair value, primarily stocks and bonds .             54
                                                                        -------

         PBO greater than plan assets ..........................          2,411
         Unrecognized net loss .................................            230
                                                                        -------

         Pension liability recognized in the Company's
         balance sheet .........................................        $ 2,181
                                                                        =======


     Components of net pension cost for the Company are as follows for the period from December 20, 1996 (inception) through December 31, 1997 (thousands of dollars):

         Service cost-benefits earned during the period ........        $ 1,451
         Interest cost on PBO ..................................             58
         Actual return on plan assets ..........................            (13)
         Net amortization and deferral .........................             13
                                                                        -------

         Net pension cost ......................................        $ 1,509
                                                                        =======

10.  RETIREMENT PLAN, CONTINUED:

     The assumptions used in determining the pension costs and pension liability shown above were as follows at December 31, 1997:

         Discount rate .........................................           7.0%
         Rate of salary progression ............................           5.0%
         Long-term rate of return ..............................          10.5%


11.  OTHER POSTRETIREMENT BENEFITS:

     The Company provides certain postretirement medical and life insurance benefits to substantially all employees who retire with the Company. The Company has the right to modify the plans at any time. The Company's current policy is to fund the cost of postretirement health care and life insurance plans on a pay-as-you-go basis.

     The actuarial calculations of the Company's expense for the period from December 20, 1996 (inception) through December 31, 1997, was based upon specific identification of Company employees and retirees.

     The following table sets forth the Company's allocated other postretirement benefit liability as of December 31, 1997 (thousands of dollars):

                                                               HEALTH CARE       LIFE       TOTAL
                                                                               INSURANCE
                                                               -----------     ---------    ------

         Accumulated postretirement benefit obligation:
         Active not eligible .................................    $4,333       $   59       $4,392
         Active eligible .....................................     1,277           34        1,311
                                                                  ------       ------       ------

         Total ...............................................     5,610           93        5,703

         Unrecognized net loss ...............................       259            5          264
                                                                  ------       ------       ------

         Accrued postretirement benefit cost
         recognized in the Company's balance sheet ...........    $5,351       $   88       $5,439
                                                                  ======       ======       ======

11.  OTHER POSTRETIREMENT BENEFITS, CONTINUED:

     Net annual other postretirement benefit costs allocated to the Company for the period from December 20, 1996 (inception) through December 31, 1997 included the following components (thousands of dollars):

                                                                                 LIFE
                                                               HEALTH CARE     INSURANCE     TOTAL
                                                              ------------     ---------    ------

         Service cost-benefits earned during the year ........    $  309       $    4       $  313
         Interest cost on the accumulated
         postretirement benefit obligation ...................       341            6          347
                                                                  ------       ------       ------

         Net post retirement benefit cost ....................    $  650       $   10       $  660
                                                                  ======       ======       ======

     The significant assumptions used in determining 1997 other postretirement benefit cost and the accumulated other postretirement benefit obligation were as follows:

                Discount rate................     7%
                Rate of salary progression...     5%

     The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) for the health plans is 7% for 1997, 7% for 1998 through 2001, and 5% thereafter. The assumed trend rate for 1997 was 8%, 8% for 1998 to 2001, and 6% thereafter. The effect of a one-percentage-point increase in the assumed trend rate would increase the accumulated other postretirement benefit obligation as of December 31, 1997, by approximately $1,300,000, and the aggregate of the service and interest cost components of net annual other postretirement benefit cost by approximately $158,000.

12.  SIGNIFICANT CUSTOMERS:

     One customer accounted for approximately 34% of coal sales in 1997. This same customer accounted for 35% of accounts receivable at December 31, 1997. The Company is involved in litigation with this customer. Approximately 15% of coal sales in 1997 were to ITOCHU Coal International, Inc. and one other customer accounted for approximately 10% of coal sales in 1997.

13.  SUBSEQUENT EVENT:

     In March 1998, Atlantic Richfield Company ("ARCO") signed an agreement to dispose of its U.S. coal assets to Arch Coal ("Arch"). Operations to be disposed of include the Black Thunder and Coal Creek mines in

     Wyoming, the West Elk mine in Colorado, and, through its 65% LLC interest in the Company, three mines in Utah. In the agreement, ARCO Uinta, a subsidiary of ARCO, will sell the Colorado and Utah coal operations to Arch. Simultaneously, Arch will combine these operations with ARCO's Wyoming coal operations and its own Wyoming coal operations in a new joint venture. The new company will be 99% owned by Arch and 1% owned by ARCO.

The following unaudited pro forma financial information is filed as part of this amendment to Current Report on Form 8-K:

     Unaudited Pro Forma Financial Information;

     Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998;

     Notes to Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998;

     Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1997;

     Unaudited Pro Forma Combined Statement of Income for the three months ended March 31, 1998; and

     Notes to Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1997 and the three months ended March 31, 1998.

                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma financial statements give effect to the acquisition of ARCO's U.S. coal operations ("ARCO Coal") on June 1, 1998 (the "Acquisition") and the related financing thereof, as well as the Company's merger with Ashland Coal, Inc. ("Ashland Coal") which occurred on July 1, 1997 (the "Merger"). The unaudited pro forma combined balance sheet is based on the respective unaudited historical balance sheets of the Company and ARCO Coal and has been prepared to reflect the Acquisition as of March 31, 1998. The unaudited pro forma combined statements of income are based upon the respective historical statements of income of the Company, ARCO Coal and Ashland Coal and combine the results of operations of the Company, ARCO Coal and Ashland Coal for the year ended December 31, 1997, as if the Acquisition and Merger had occurred on January 1, 1997, and combine the results of operations of the Company and ARCO Coal for the three months ended March 31, 1998 as if the Acquisition occurred on January 1, 1998. The unaudited pro forma financial statements do not reflect any cost savings or other synergies that may result from the Acquisition. In the opinion of the management of the Company, all adjustments necessary to present pro forma financial statements have been made.

      The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 filed with the Securities and Exchange Commission, and of ARCO Coal included in Item 7.(a) herein. The unaudited pro forma financial statements do not purport to be indicative of the results of operations or financial position that would have occurred had the Acquisition or the Merger occurred as of the beginning of the periods or as of the date indicated or of the financial position or results of operations that may be obtained in the future.

      The Acquisition has been accounted for under the purchase method of accounting. Accordingly, the cost to acquire ARCO Coal has been allocated to the assets acquired and liabilities assumed according to their respective estimated fair values. The final allocation of such cost is dependent upon certain valuations that have not progressed to a stage where there is sufficient information to make a final allocation in the accompanying pro forma financial statements. Accordingly, the cost allocation adjustments are preliminary and have been made solely for the purpose of preparing such pro forma financial statements.

      Adjustments to the preliminary allocation likely would result in changes to amounts assigned to coal reserves, plant and equipment and coal supply agreements and, accordingly, could impact depletion, depreciation and amortization charged to future periods. Although not expected to be material, the full impact of the final allocation is not known.

      The unaudited pro forma combined financial statements reflect the Acquisition at a purchase price of approximately $1.1 billion. The Acquisition was financed with a new five-year credit facility consisting of a $675 million non-amortizing term loan, a $300 million fully amortizing term loan and a $600 million revolving credit facility.

ARCH COAL, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 1998
(IN THOUSANDS)

                                                                               PUCHASE
                                                 COMPANY       ARCO COAL      ACCOUNTING
                                                 HISTORICAL    HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                 ----------    ----------     -----------       ----------
ASSETS
     Current assets
         Cash and cash equivalents               $ 12,605      $       -       $       -        $   12,605
         Trade accounts receivable                131,450         38,422               -           169,872
         Other receivables                         18,372          7,191                            25,563
         Inventories                               60,226         29,585          (3,877) (1)       85,934
         Prepaid royalties                         16,789              -               -            16,789
         Deferred income taxes                      8,506              -               -             8,506
         Other                                      7,814          3,932               -            11,746
                                                ---------      ---------      ----------         ---------
             Total current assets                 255,762         79,130          (3,877)          331,015
                                                ---------      ---------      ----------         ---------

     Property, plant and equipment, net         1,099,947        271,307         592,575  (2)    1,963,829
                                                ---------      ---------      ----------         ---------

     Other assets
         Prepaid royalties                         36,269              -               -            36,269
         Coal supply agreements                   178,945              -          23,099  (2)      202,044
         Deferred income taxes                     46,123              -               -            46,123
         Investment in Canyon Fuel                      -        388,108         (98,857) (3)      289,251
         Other                                     12,568        167,530        (142,788) (4)       37,310
                                                ---------      ---------      ----------         ---------
             Total other assets                   273,905        555,638        (218,546)          610,997
                                                ---------      ---------      ----------         ---------
             Total assets                      $1,629,614      $ 906,075      $  370,152        $2,905,841
                                                =========      =========      ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities
         Accounts payable                       $ 103,256       $ 18,397      $        -        $  121,653
         Accrued expenses                          94,575         50,617          21,380  (5)      166,572
         Current portion of long-term debt          7,510              -          95,490  (6)      103,000
                                                ---------      ---------      ----------         ---------
             Total current liabilities            205,341         69,014         116,870           391,225
     Long-term debt                               193,125              -       1,014,510  (6)    1,207,635
     Accrued postretirement benefits
       other than pension                         325,586         28,896               -           354,482
     Deferred income taxes                              -         93,343         (93,343) (7)            -
     Accrued reclamation and mine closure         117,202         31,433               -           148,635
     Accrued workers' compensation                 98,104          1,301               -            99,405
     Accrued pension cost                          22,829              -               -            22,829
     Other noncurrent liabilities                  44,560          9,739           4,464  (8)       58,763
                                                ---------      ---------      ----------         ---------
             Total liabilities                  1,006,747        233,726       1,042,501         2,282,974
                                                ---------      ---------      ----------         ---------

     Stockholders' equity
         Common stock                                397               -               -               397
         Paid-in capital                         472,534               -               -           472,534
         Retained earnings                       149,936               -               -           149,936
         ARCO Coal equity                              -         672,349        (672,349) (9)            -
                                               ---------       ---------      ----------         ---------
             Total stockholders' equity          622,867         672,349        (672,349)          622,867
                                               ---------       ---------      ----------         ---------
             Total liabilities and
               stockholders' equity           $1,629,614      $ 906,075       $  370,152        $2,905,841
                                              ==========      =========       ==========        ==========


             Notes To Unaudited Pro Forma Combined Balance Sheet
                                 March 31, 1998

1) To adjust coal inventory and parts and supplies inventory to their estimated fair values.

2) To adjust property, plant, and equipment, coal supply agreements and other long-term assets to their estimated fair value. A substantial portion of the excess purchase price has been allocated to coal reserves principally because of higher productivities and technological advances that occurred since ARCO Coal's acquisition of the coal reserves combined with the expectation of increased values of compliance and low-sulfur coal due to the Clean Air Act amendments. The value assigned to coal supply agreements is associated with contracts signed in earlier years when spot market prices were higher versus the current spot market prices.

3) To adjust the investment in Canyon Fuel to its estimated fair value based on a fair value analysis of the underlying assets and liabilities of Canyon Fuel.

4) To eliminate ARCO Coal's $166 million equity investment in a subsidiary of Atlantic Richfield Company which was not acquired in the Acquisition, to adjust ARCO Coal's pension assets to their estimated fair value and to record deferred financing costs related to the Acquisition financing.

5) To accrue  severance  and lease costs related  principally  to the closure of
   ARCO  Coal's  corporate  offices  and  to  accrue  estimated   financing  and
   transaction costs of approximately $17 million.

6) To record the financing for the Acquisition including a $675 million non-amortizing term loan, a $300 million fully amortizing term loan and $135 million in borrowings under the Company's $600 million revolving credit facility. The rate of interest on the borrowings is, at the Company's option, the PNC Bank base rate or a rate based on LIBOR.

7) To eliminate ARCO Coal's deferred income taxes.

8) To record Atlantic Richfield Company's one percent minority interest in Arch Western Resources.

9) To eliminate ARCO Coal's historical stockholder's equity.

ARCH COAL, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1997
(IN THOUSANDS)

                                                                              ASHLAND
                                                                               COAL
                                                                            HISTORICAL      PURCHASE     PURCHASE
                                                                            (SIX MONTHS    ACCOUNTING   ACCOUNTING
                                                   COMPANY    ARCO COAL        ENDED     ADJUSTMENTS -  ADJUSTMENTS -
                                                  HISTORICAL  HISTORICAL   JUNE 30, 1997)  ARCO COAL    ASHLAND CO    PRO FORMA
                                                  ----------  ----------   -------------- -----------  ------------- ------------
REVENUES
      Coal sales                                  $1,034,813   $343,824       $315,801     $     -      $      -      $1,694,438
      Income from equity investments                       -      7,077              -       9,409  (1)        -          16,486
      Other revenues                                  32,060     37,361          7,038           -             -          76,459
                                                  ----------    -------        -------     -------      --------       ---------
                                                   1,066,873    388,262        322,839       9,409             -       1,787,383
                                                  ----------    -------        -------     -------      --------       ---------
COSTS AND EXPENSES
      Cost of coal sales                             918,862    270,250        268,850      30,416  (2)  (3,554)  (2)  1,484,824
      Selling, general and administrative
        expenses                                      28,882     19,943         12,423           -             -          61,248
      Amortization of coal supply agreements          18,063          -          2,139       3,800  (3)    7,150  (3)     31,152
      Merger-related expenses                         39,132          -              -           -             -          39,132
      Other expenses                                  20,052     55,139          5,831           -             -          81,022
                                                   ---------    -------        -------     -------      --------        --------
                                                   1,024,991    345,332        289,243      34,216         3,596       1,697,378
                                                   ---------    -------        -------     -------      --------        --------
           Income from operations                     41,882     42,930         33,596    (24,807)       (3,596)          90,005
                                                   ---------    -------        -------     -------      --------        --------
Interest expense, net:
      Interest expense                              (17,822)        (2)        (8,168)    (77,269)  (4)    2,240  (6)  (101,021)
      Interest income                                    721         -             166           -             -             887
                                                   ---------    -------        -------     -------      --------        --------
                                                    (17,101)        (2)        (8,002)    (77,269)         2,240       (100,134)
                                                   ---------    -------        -------     -------      --------        --------
           Income (loss) before income taxes          24,781     42,928         25,594   (102,076)       (1,356)        (10,129)
Provision (benefit) for income taxes                 (5,500)     11,230          3,416    (34,298) (5)     (529) (5)    (25,681) (7)
                                                   ---------    -------        -------     -------      --------        --------
           NET INCOME                              $  30,281   $ 31,698       $ 22,178    (67,778)      $  (827)       $  15,552
                                                   =========   ========       ========    ========      ========       =========

Basic and fully diluted earnings per
  common share                                      $   1.00                                                           $    0.39
                                                    ========                                                           =========

Average common shares outstanding                     30,374                                                              39,774 (8)
                                                    ========                                                           =========


ARCH COAL, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
QUARTER ENDED MARCH 31, 1998
(IN THOUSANDS)

                                                                        PURCHASE
                                                                       ACCOUNTING
                                           COMPANY       ARCO COAL    ADJUSTMENTS -
                                          HISTORICAL     HISTORICAL    ARCO COAL       PRO FORMA
                                          ---------     ---------     -------------   -----------
REVENUES
     Coal sales                          $ 298,964      $ 93,311        $     -        $ 392,275
     Income from equity investments              -         1,642          2,508 (1)        4,150
     Other revenues                         13,600         2,841              -           16,441
                                          ---------     ---------     ----------        ---------
                                           312,564        97,794          2,508          412,866
                                          ---------     ---------     ----------        ---------
COSTS AND EXPENSES
     Cost of coal sales                    270,905        64,319         10,980 (2)      346,204
     Selling, general and
       administrative expenses               7,510         4,174              -           11,684
     Amortization of coal supply
       agreements                            6,361             -            950 (3)        7,311
     Other expenses                          5,429        15,028              -           20,457
                                          ---------     ---------     ----------        ---------
                                           290,205        83,521         11,930          385,656
                                          ---------     ---------     ----------        ---------
         Income from operations             22,359        14,273         (9,422)          27,210
                                          ---------     ---------     ----------        ---------
Interest expense, net:
     Interest expense                       (3,804)           (1)       (19,317)(4)      (23,122)
     Interest income                            66             -              -               66
                                          ---------     ---------     ----------        ---------
                                            (3,738)           (1)       (19,317)         (23,056)
                                          ---------     ---------     ----------        ---------
         Income before income taxes         18,621        14,272        (28,739)           4,154
Provision (benefit) for income taxes         2,800         2,946        (20,151)(5)       (2,842)(7)
                                          ---------     ---------     ----------        ---------
         NET INCOME                       $ 15,821      $ 11,326      $  (8,588)         $ 6,996
                                          =========     =========     ==========        =========

Basic and fully diluted earnings per
  common share                               $0.40                                        $ 0.18
                                          =========                                     =========

Average shares outstanding                  39,659                                        39,659
                                          =========                                     =========

          Notes To Unaudited Pro Forma Combined Statements Of Income
       Year Ended December 31, 1997 And Three Months Ended March 31, 1998

1) To eliminate losses of $6.7 million and $1.8 million for the year ended December 31, 1997 and the quarter ended March 31, 1998, respectively, on an ARCO Coal equity investment not acquired by the Company and to adjust equity income from the investment in Canyon Fuel for amortization of the difference between the estimated fair value assigned to the investment and ARCO Coal's historical cost basis in such investment.

2) To record amounts associated with adjusting property, plant and equipment to its estimated fair value. Additions to property, plant and equipment, excluding coal reserves, are depreciated over their estimated useful remaining life which approximates 13 years for ARCO Coal assets and 15 years for Ashland Coal assets. Coal reserves are depleted using the units-of-production method over the estimated recoverable reserves.

3) To record net charges associated with adjusting the estimated fair value of coal supply agreements with an average life of 6 years for ARCO Coal and Ashland Coal Agreements.

4) To record the interest expense associated with the Acquisition financing based on a current weighted average interest rate of 7.4%, including amortization of related deferred debt issuance costs. A one quarter percent increase or decrease in the weighted average interest rate on the Acquisition's financing would change the annual pro forma interest expense for 1997 by approximately $2.6 million.

5) To record the tax effect of the pro forma adjustments. The tax benefit rate of 34% for ARCO Coal for the year ended December 31, 1997 and 30% for the quarter ended March 31, 1998 represent the combined federal and state statutory rates reduced by the effect of percentage depletion. The combined federal and state statutory rate for Ashland Coal is 39%.

6) To record the reduction of interest expense on $152.9 million of fixed rate long-term debt to reflect market interest rates (6.75% market rate versus 9.75% stated rate) and a reduction in amortization of deferred debt issuance cost.

7) The pro forma benefit for income taxes differs from the amount computed utilizing the combined federal and state statutory rate of 39% primarily due to benefits derived from percentage depletion.

8) Pro forma average common shares outstanding assumes the 18,660,054 shares of Company common stock issued in the Merger were outstanding beginning on January 1, 1997.

      (c) The following Exhibit is filed as part of this amendment to Current Report on Form 8-K:

            Exhibit No.       Description
            -----------       -----------
            23.1              Consent of Coopers & Lybrand LLP

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  August 14, 1998       ARCH COAL, INC.

                              By: /s/Jeffry N. Quinn
                                  -----------------------------
                                  Jeffry N. Quinn
                                  Senior Vice President -
                                  Law & Human Resources,
                                  General Counsel and
                                  Secretary